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                                                                    EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software
For Further Information:
SIMULATIONS PLUS, INC.
1220 W. Avenue J
Lancaster, CA 93534-2902
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

November 28, 2005

             SIMULATIONS PLUS ANNOUNCES CHANGE IN INVESTOR RELATIONS

         FUNCTION TO BE MOVED IN-HOUSE FOR GREATER OPERATING EFFICIENCY

     LANCASTER, CA, NOVEMBER 28, 2005 --Simulations Plus, Inc. (AMEX: SLP), the leading provider of ADMET absorption simulation and structure-to-property prediction software for pharmaceutical discovery and development, announced today that it has terminated its former investor relations agreement with Cameron and Associates and will move this function in-house.

     Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, "As the company has grown and we have learned more about how to handle investor relations issues, we have decided to do as many other companies have done and bring this function in-house. We believe that this will provide greater shareholder value through both a significant cost savings, as well as allowing a greater number of person-hours to be applied to this function to provide a more active IR program."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California. For more information, visit our Web site at www.simulations-plus.com.

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